Exhibit 10.5

[English Summary of Original Chinese Agreement]

The following is a summary of the material terms of the End-to-End Logistics Service Agreement between Hangzhou Cainiao Supply Chain Management Co., Ltd. (“CaiNiao” or “Party A”) and Joint Cross Border Logistics Company Limited (“Logistics Provider” or “Party B”).

Content of Cooperation:

●	The content of this agreement involves Party B strictly adhering to the terms and conditions stipulated in the agreement to provide the agreed end-to-end logistics services and other value-added services to Party A, and charging service fees according to the fee standards and payment methods agreed with Party A.

Material Rights and Obligations:

●	If Party B does not ensure the stable operation of the CaiNiao system as per CaiNiao’s standards or fails to cooperate timely in handling issues, or cannot arrange resources to develop or upgrade its own systems according to the business development needs of Party A, affecting the normal business operations, Party A has the right to charge Party B a penalty, and Party A may directly deduct such penalties from the logistics service fees of Party B.

●	Party A has the right to regularly assess and monitor Party B’s end-to-end logistics services and other value-added services. Based on the results of assessments and monitoring, if Party A believes that Party B has not met the service standards specified in the related attachments, Party A has the right to handle it according to the breach responsibilities agreed in the attachments. If Party B fails to improve within the deadline specified by Party A, Party A has the right to notify Party B to terminate this agreement and will not bear any responsibility.

●	Party A has the right to require Party B to use the settlement system or online settlement services provided by Party A.

●	Party A has the right to require Party B to prepare corresponding systems, business processes, and staffing in accordance with Party A’s business planning.

●	Party B promises to abide by the rules formulated and published by Party A and the service standards in the related attachments.

●	After providing the services agreed in this agreement, Party B has the right to charge service fees on Party A according to the related agreements and provide legitimate and valid invoices to Party A.

●	Party B has the right to subcontract some of the logistics services under this agreement to qualified logistics service providers (“subcontractors”); if Party B subcontracts part of the services to other service providers, it must ensure that such service providers must have the legal qualifications or permissions required, and the service process and commitments must meet the requirements of this agreement. Party B shall bear responsibility towards Party A for any breach of duty or service defects of such service providers according to the provisions of this agreement.

●	Party A has the right to inquire about the status of goods, and Party B should actively cooperate.

●	During the service period of Party B, Party B is not responsible for any physical or chemical changes in the packages due to the goods themselves.

●	Party B shall properly preserve the package data for no less than six months; Party A has the right to trace the data.

●	During the process of providing all customs-related services entrusted by Party A, if Party B encounters inquiries, verifications, audits, inspections, investigations, or detections by customs, anti-smuggling bureaus, or other government agencies, Party B must immediately notify Party A. If the service delay is caused by audits or inspections by government agencies, Party B should actively coordinate and facilitate the audit progress, and any additional costs incurred shall be borne by Party A. If the above results are caused by Party B, the responsibility and costs shall be borne by Party B.

Costs and Payment:

●	Both parties agree to calculate the logistics service fees according to the agreed “Service Item Quotation Table” appendix to the agreement. Party B must timely provide the service status to Party A upon completion of the specific service order, and after the service status reaches the order completion node time agreed in the “Service Item Quotation Table” appendix, Party B shall provide the billing parameters and value-added fees, and supporting documents for the value-added fees to Party A within 30 days. If not provided within the timeframe, Party A will consider that Party B has waived the service fees, and no payment will be made.

●	Party B can only charge Party A fees based on the fee items and standards agreed in the “Service Item Quotation Table” appendix and shall not charge any fees directly to merchants without the written consent of Party A.

●	Both parties agree to settle the logistics service fees on a monthly basis.

●	Unless otherwise agreed in writing by both parties, the logistics service fees will be settled in Renminbi.

Breach of Contract and Termination of Agreement:

●	Any problems caused by Party B providing untrue, inaccurate, incomplete, or untimely logistics information shall be handled by Party B alone, and if this causes any loss to Party A, Party B shall compensate for it, and Party A has the right to demand that Party B pay a penalty and deduct it from the payments due to Party B. If Party B intentionally provides false information to Party A, Party A has the right to terminate the contract and demand compensation from Party B.

●	If Party B fails to fulfill any of the obligations agreed under this agreement in a timely, comprehensive, and appropriate manner, it shall compensate Party A and merchants for all losses incurred, including but not limited to compensation and attorney fees. In this case, Party A has the right to immediately terminate this agreement.

●	Either party has the right to unilaterally terminate this agreement immediately by written notice if any of the following situations occur:

(1) If due to breaches of contract or early termination of the agreement between Party B and the subcontractor, Party B fails to perform this agreement. Party B shall promptly notify CaiNiao of such breach, and CaiNiao will decide whether to terminate the cooperation early, but Party B shall still bear liabilities for breach of contract according to this agreement;

(2) Party B commits other major breaches of contract and fails to rectify within the reasonable period specified in CaiNiao’s written notice;

(3) Party B engages in other actions detrimental to CaiNiao or users, and fails to rectify within the deadline specified in CaiNiao’s notice;

(4) Either party enters any voluntary bankruptcy, bankruptcy, receivership, liquidation, debt restructuring process, or similar proceedings;

(5) Either party enters any involuntary bankruptcy, receivership, liquidation, debt restructuring process, or similar proceedings by law, and fails to withdraw such proceedings within 30 days after the application documents are submitted to the court by the applicant; and

(6) Other situations agreed upon in this agreement.

●	CaiNiao may terminate this agreement at any time upon 30 calendar days’ prior written notice to Party B.

●	Before the expiry of this agreement, Party B has no right to unilaterally terminate this agreement. However, if Party B indeed cannot continue to provide the services under this agreement due to objective reasons, Party B should notify Party A in writing of the termination time and obtain Party A’s prior written consent, with the notification time at least 3 months in advance.

●	If the termination of this agreement is caused by Party B, Party B shall compensate Party A for the losses incurred.

Effective Period of the Agreement:

●	This agreement is established after being signed by both parties, effective from April 1, 2024, to March 31, 2025. This agreement may be extended by a joint written agreement of both parties.

In addition to the above, this agreement also includes a number of standard and other terms and conditions not summarized above, such as service covenants, tax payments, insurance, various representations and warranties, confidentiality, intellectual property clauses and data processing.

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